Exhibit 5.1

[Letterhead of Ziegler & Schneider, P.S.C.]

November 22, 2010

The Bank of Kentucky Financial Corporation
111 Lookout Farm Drive
Crestview Hills, Kentucky 41017

Re:	Issuance and Sale of 1,765,588 Shares of Common Stock of The Bank of Kentucky Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to The Bank of Kentucky Financial Corporation, a Kentucky corporation (the “Company”), in connection with the Underwriting Agreement, dated November 17, 2010 (the “Underwriting Agreement”), between the Company and Robert W. Baird & Co. Incorporated (the “Underwriter”) relating to the issuance and sale by the Company to the Underwriter of an aggregate of 1,765,588 shares of its common stock, without par value (the “Shares”).

The Shares are being offered and sold by the Company pursuant to a Registration Statement on Form S-3 (No. 333-163365), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), and the base prospectus dated November 12, 2010, as supplemented by the preliminary prospectus supplement dated November 16, 2010, and as further supplemented by the prospectus supplement dated November 17, 2010 (as supplemented, the “Prospectus”).

In connection with the issuance of this opinion, we have examined such documents, including resolutions duly adopted by the Company’s Board of Directors on November 20, 2009, November 8, 2010 and November 17, 2010, and resolutions duly adopted by the Special Pricing Committee of the Board of Directors on November 17, 2010 (collectively, the “Resolutions”), and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

The Bank of Kentucky Financial Corporation
November 22, 2010

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid, and non-assessable

Our opinions expressed above are limited to the laws of the Commonwealth of Kentucky.  We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed, with your consent, such matters.

We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the securities or “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K of the Company, filed with the Commission and thereby incorporated by reference into the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus.

Very truly yours,

/s/ Ziegler & Schneider, P.S.C.